Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Stock Plan, 2026 Equity Incentive Plan, and 2026 Employee Stock Purchase Plan of Aspen Neuroscience, Inc. of our report dated March 30, 2026 (except for the third paragraph of Note 13, as to which the date is October 26, 2026), with respect to the financial statements of Aspen Neuroscience, Inc. included in its Registration Statement (Form S-1 No. 333-299393), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

November 2, 2026